Exhibit 10.2

                            SHARE PURCHASE AGREEMENT
                                      AMONG
                       VAN DYNE-CROTTY INC., SCOTT SIEGEL
                              AND ROBERT I. SUSSMAN

         SHARE PURCHASE AGREEMENT (the "Agreement") is made this 16th day of December, 1999, by and among VAN DYNE-CROTTY, INC., a corporation organized and existing under the laws of the State of Ohio (hereinafter referred to as "VDC"), and SCOTT SIEGEL, an individual ("Siegel"), and ROBERT I. SUSSMAN, an individual ("Sussman", collectively with Siegel referred to as "Sellers").

                                    RECITALS

         A. Siegel and Sussman are shareholders in First Aid Select, Inc., a corporation duly organized under the laws of the State of Florida ("FASI").

         B. VDC and each Seller have executed a letter of intent providing for the purchase by VDC of shares in FASI from such Seller.

         C. VDC desires to acquire from Sellers 1,400,000 shares in FASI owned by them directly or indirectly, as of the date of this Agreement, in accordance with the terms hereof.

                                    AGREEMENT

         NOW, THEREFORE, VDC and Sellers hereby agree as follows:

                                    ARTICLE I

                                  DEFINITIONS

         For all purposes of this Agreement, the following defined terms shall have the meanings set forth in this Article I:

1.1 "Asset Purchase Agreement" means the Asset Purchase Agreement between VDC and FASI, executed as of the same date hereof.

1.2 "Business" means (i) FASI's retail van delivery first aid and safety supply business conducted by FASI prior to consummation of the Asset Purchase Agreement, (ii) the wholesale first aid and safety supply business of FASI, and (iii) the retail uniform delivery business of VDC as of the Closing Date.

1.3 "Closing" means the actions taken as provided in Article V in connection with the consummation of the transactions contemplated by this Agreement.


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1.4      "Closing Date" means the time and date when the Closing of the transactions contemplated by this Agreement shall be effective, which shall be December 16, 1999.

1.5 "Employment Agreements" means the Siegel Employment Agreement and the Sussman Employment Agreement, collectively.

1.6 "Encumbrance" means any adverse claim, security interest, lien, mortgage, pledge, claim, charge, encumbrance, option, lease, restriction or restraint on transfer.

1.7 "Financial Statements" means the drafts of the independently audited balance sheet of FASI as of December 31, 1998 and independently reviewed balance of sheet of FASI as of September 30, 1999 and the statements of net income, retained earnings and source and application of funds for the periods then ended.

1.8 "Hoggan Agreement" means the Share Purchase Agreement between VDC and David L. Hoggan.

1.9 "Litigation" means any lawsuit, action, claim, investigation, inquiry, proceeding, including arbitration proceeding, or controversy before any court or administrative agency, nor any outstanding order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal.

1.10 "Purchase Price" means the sum of $2,100,000, which shall be paid as set forth in Section 2.3.

1.11     "Shares" means the Siegel Shares and the Sussman Shares, collectively.

1.12 "Siegel Employment Agreement" means the Employment Agreement between VDC and Siegel, dated as of the date hereof.

1.13 "Siegel Shares" means the 1,000,000 common shares of FASI owned by Siegel and his family and to be purchased by VDC in accordance with this Agreement.

1.14 "Supply Agreement" means the Supply Agreement between VDC and FASI dated as of the date hereof.

1.15 "Sussman Employment Agreement" means the Employment Agreement between FASI and Sussman, dated as of the date hereof.


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1.16     "Sussman Shares" means the 400,000 common shares of FASI owned by
         Sussman and to be purchased by VDC in accordance with this Agreement.

1.17 "Taxes" means corporate taxes, franchise taxes, sales taxes, use taxes, real property taxes, personal property taxes, state business taxes, federal, state and local income taxes, other payroll taxes and all related assessments, charges, duties, deficiencies, penalties, interest and fines.

1.18 "Voting Trust" means that certain Voting Trust Agreement by and among VDC, Sellers and members of Siegel's family holding shares in FASI as of the Closing, dated as of the date hereof.

                                   ARTICLE II

                         THE SALE AND PURCHASE OF SHARES

2.1 Sale and Purchase: As of the Closing Date, upon the terms, subject to the conditions, and for the consideration hereinafter set forth, each Seller shall sell, convey, assign, transfer and deliver all of the Shares to VDC as follows, together with such appropriate instruments of transfer as may be reasonably requested by VDC :

         A. Sussman's Delivery of FASI Shares: Sussman shall deliver to VDC the Sussman Shares.

         B. Siegel's Delivery of FASI Shares: Siegel shall deliver to VDC the Siegel Shares.

2.2 Purchase Price. VDC shall pay to the Sellers the Purchase Price for the Shares, as allocated in Section 2.3.

2.3 Allocation of Purchase Price. The Purchase Price shall be allocated as follows:

                  Siegel                                      $1,500,000
                  Sussman                                     $  600,000

2.4 Payment of Purchase Price. VDC shall pay each Seller his portion of the Purchase Price on the first business day of January, 2000, by wire transfer of immediately available funds to such bank account as each Seller may specify in writing to VDC at the Closing.


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                                   ARTICLE III

                     SELLERS' REPRESENTATIONS AND WARRANTIES

         Sellers severally represent, warrant and covenant that:

3.1 Incorporation, Corporate Powers, Etc.: FASI is a corporation duly organized and existing and in good standing under the laws of the State of Florida has full corporate power and authority to carry on its business and to own and operate its assets, business and properties as and in the places where such properties are owned, leased, or operated or such business is now conducted.

3.2 Qualification: FASI is duly qualified to do business and is in good standing in each state and jurisdiction in which the failure to be so qualified would have a materially adverse effect on its business.

3.3 Capital Shares: The authorized capital of FASI consists of 50,000,000 common shares, $.001 par value, of which 3,905,000 common shares have been validly issued, are now outstanding and are fully paid and non-assessable.

3.4      Subsidiaries: FASI has no subsidiaries.

3.5 Financials: Sellers have delivered to VDC true and complete copies of the Financial Statements. The Financial Statements have been prepared by independent auditors in conformity with general accepted accounting principles consistently applied and are a fair, accurate and complete representation of the financial position of FASI, the results of FASI's operations, and the related changes in its financial position as of the respective dates thereof and for the periods then ended. The Financial Statements are substantially in accordance with the books and records of FASI.

3.6      Litigation.

         A. There is no Litigation pending or, to the best of Seller's knowledge, threatened against, or affecting, FASI or the Shares, by any person or entity, including, but not limited to, any administrative agency, arbitrator or governmental body; and

         B. There is no outstanding order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against or affecting FASI or the Shares.

3.7 Compliance with Laws: FASI and each Seller are in compliance in all material respects with all material laws, regulations and orders applicable to FASI, its business, or either Seller (including laws, regulations and orders relating to the


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         environment or the handling or storage of hazardous materials), the failure to comply with which would have a materially adverse effect on FASI, its business or the Shares; and the present uses by FASI of its properties and the present ownership of the Shares by the Sellers do not violate any such laws, regulations, orders or requirements.

3.8 No Stock Options: Except as listed in Exhibit 3.7, annexed hereto, there do not exist any options, warrants, or rights to anyone to purchase or acquire any shares of FASI (common or other).

3.9 No Defaults: The execution and delivery of this Agreement will not conflict with or result in any material breach of, or material default under the terms, conditions or provisions of, any agreement or instrument to which either Seller of FASI is a party or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property of FASI or the Shares. No consent or approval of any other shareholder of FASI, third party, governmental authority or creditor shall be required in connection with either Seller's consummation of the Agreement, including approval pursuant to
         Section 607.0902 of the Florida Statutes.

3.10 Changes: Since December 31, 1998, there has been no material adverse change in the Business or financial condition of FASI, taken as a whole, and FASI has not (i.) incurred any material obligation or liability (absolute or contingent) relating to its business except liabilities and obligations under contracts entered into in the ordinary course of business, (ii.) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) relating to its business other than current liabilities, and commitments under leases, shown on its Financial Statements, and current liabilities, and commitments under leases, incurred since that date in the ordinary course of business, (iii.) mortgaged, pledged or subjected to lien or any other encumbrances, any of its assets other than in the ordinary course of business, (iv.) sold or transferred any tangible assets or canceled any debts or claims except in each case in the ordinary course of business, (v.) sold, assigned, or transferred any patents, trademarks, trade names, copyrights or other intangible assets except in the ordinary course of operations, (vi.) increased the compensation payable to or become payable by it to any of its officers, employees or agents, other than in the ordinary course of business, (vii.) suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting its operations or business prospects, (viii.) waived any rights of substantial value without consideration deemed adequate by it, or (ix.) experienced any work stoppage authorized by any labor organization. FASI has not issued, sold, purchased or redeemed any of its common shares, or declared or made any payment or distribution to its shareholders.


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3.11     Brokers: There is no broker or finder or other person who would have any valid claim against either Seller for a commission or brokerage in connection with this Agreement or the transactions contemplated by this Agreement and neither Seller nor FASI has retained or employed any such broker, finder or person as such, nor taken any action which would give any person (except as above named) any valid claim against any party to this Agreement for such a commission or brokerage.

3.12 Authority: Each Seller has all authority necessary to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and legally binding agreement of each Seller (subject to the fulfillment of certain conditions provided for herein) enforceable in accordance with its terms. The execution and performance of this Agreement shall not violate ss.607.0902 of the Florida Statutes.

3.13 Corporate Documents: Sellers will provide before or at Closing copies of FASI's Articles of Incorporation certified by the Secretary of State of Florida and all amendments thereto and its By-laws and all amendments thereto certified by an officer of FASI. The Sellers have also made FASI's minute books and its stock transfer books available to VDC and warrant that they are complete in all material aspects and accurately reflect in all material aspects all significant transactions of FASI requiring the approval of its board of directors or shareholders.

                                   ARTICLE IV

                      VDC'S REPRESENTATIONS AND WARRANTIES

         VDC represents, warrants and covenants that:

4.1 Incorporation, Corporate Powers, Etc.: VDC is a corporation duly organized and existing and in good standing under the laws of the State of Ohio, has full corporate power and authority to carry on its business as it is now being conducted and to own the Shares.

4.2 No Defaults: The execution and delivery of this Agreement will not conflict with or result in any material breach of, or material default under the terms, conditions or provisions of, any agreement or instrument to which VDC is a party or by which it is bound or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property of VDC.

4.3 Brokers: There is no broker or finder or other person who would have any valid


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         claim against VDC and its subsidiaries for a commission or brokerage in connection with this Agreement or the transactions contemplated by this Agreement and VDC has not retained or employed any such broker, finder or person as such, nor taken any action which would give any person (except as above named) any valid claim against any party to this Agreement for such a commission or brokerage.

4.4 Corporate Action: The Board of Directors of VDC has duly approved this Agreement and the transactions contemplated thereby and has authorized the execution and delivery thereof. This Agreement has been duly and validly executed and delivered by VDC and constitute the valid and legally binding agreements of VDC enforceable in accordance with their respective terms.

4.5 Purchase for Investment. VDC represents that it is purchasing the Shares (a) for VDC's own account, (b) for investment purposes only, and
         (c) without any present plan to distribute or otherwise dispose of the Shares.

4.6 Purchaser's Acknowledgment. Purchaser acknowledges that it has no basis to believe there is any breach of any representation or warranty by the Sellers.

                                    ARTICLE V

                                    CLOSING

5.1 Time and Place. The Closing of the transactions contemplated by this Agreement will take place at the offices of Atlas, Pearlman, Trop & Borkson, P.A., on December 16, 1999, or such other place and time as the parties may agree, and shall be effective as of the Closing Date.

5.2 Deliveries by Sellers. At the Closing, each Seller will, subject to the satisfaction of the conditions set forth in Article VIII, deliver to
         VDC:

         A. Siegel Certificates: Certificates owned by Siegel representing 1,000,000 common shares of FASI, endorsed in blank with all transfer stamps required by governmental authorities attached thereto.

         B. Sussman Certificates: Certificates owned by Sussman representing 400,000 common shares of FASI, endorsed in blank with all transfer stamps required by governmental authorities attached thereto.

         C.       Financials: The Financial Statements.


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         D.       Corporate Documents: Copies of FASI's Articles of Organization
                  and all amendments thereto as certified by the Florida Secretary of State, its By-laws and all amendments as certified by FASI's officers as required in Section 3.13.

         E. Miscellaneous: Any and all other instruments and documents which will be necessary to effectuate the obligations of each Seller under this Agreement.

5.3 Deliveries by VDC. At the Closing, VDC will, subject to the satisfaction of the conditions set forth in Article VII, deliver to Sellers any and all other instruments and documents which will be necessary to effectuate the obligations of VDC under this Agreement.

5.4 Other Agreements. The Employment Agreements, the Supply Agreement and the Voting Trust Agreement shall have been duly authorized, executed and delivered and shall be the valid and binding obligations of the parties thereto enforceable in accordance with their terms, and the Hoggan Agreement, and the Asset Purchase Agreement shall have been executed and closed.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

6.1      Noncompetition Agreement .

         A. During the period of five years after termination of a Seller's Employment Agreement, such Seller shall not, directly or indirectly (as an agent, contractor, consultant, partner, member, shareholder, owner or otherwise):

                  (i) Own any interest (other than the ownership of less than 1% of the outstanding stock of a publicly traded company) in, engage in, render any service to or otherwise participate in, whether for compensation or not, any business that is involved in the Business;

                  (ii) Request or advise any customer of the Business as conducted by VDC to terminate or alter its business relationship with the VDC, or otherwise interfere with the business operations of the Business; or


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                  (iii)    Induce or attempt to induce or influence any employee
                           of VDC to terminate employment with VDC.

         B.       It is the intent of the parties that the provisions of this
                  Section 6.1 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that the noncompetition restrictions under this Agreement shall be adjudicated to be invalid or unenforceable in any such jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases to the extent necessary to render such provision enforceable to the maximum reasonable extent permitted by applicable law, such limited form to apply only with respect to the operation of this
                  Section in the particular jurisdiction in which such adjudication is made.

         C. Each Seller acknowledges that his adherence to the terms of the covenants set forth in Section 6.1 is necessary to protect the value of the Shares to VDC, that a continuing breach of such covenants will result in irreparable and continuing damage to the value of the Shares, and that money damages would not adequately compensate VDC for any such breach and, therefore, that VDC would not have an adequate remedy at law. In the event any action or proceeding shall be instituted by VDC to enforce any provision of Section 6.1, both Sellers shall waive the claim or defenses in such action that (i) money damages are adequate to compensate VDC for such breach and (ii) there is an adequate remedy at law available to VDC, and shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. VDC shall have, in addition to any and all remedies at law, the right, without posting of bond or other security, to an injunction, both temporary and permanent, specific performance and/or other equitable relief to prevent the violation of any obligation under Section 6.1. The parties agree that the remedies of VDC for breach of Section 6.1 by either Seller shall be cumulative, and seeking or obtaining injunctive or other equitable relief shall not preclude the making of a claim for damages or other relief. The Sellers also agree that VDC shall be entitled to such damages as it can show it has sustained by reason of such breach and shall not be limited in its damages by any provision of, or to the consideration received by the Sellers pursuant to, this Agreement. In any action brought to enforce the covenants set forth in Section 6.1, or to recover damages for breach thereof, the prevailing party shall be entitled to recover reasonable attorneys' fees and other expenses of litigation, together with such other and further relief as may be proper.


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         D.       The parties intend to and do hereby confer jurisdiction to enforce this Section 6.1 upon the courts of any state within the geographical scope of the covenants contained in this Agreement. If the courts of any one or more of such states or jurisdictions shall hold such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination shall not bar or in any way affect the right of VDC to the relief provided above in the courts of any other state or jurisdiction within the geographical scope of such covenant, as to breaches of such covenants in such other respective states or jurisdictions; the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

                                   ARTICLE VII

                     CONDITIONS PRECEDENT TO CLOSING BY VDC

         Subject to waiver by VDC, each of the agreements of VDC to be performed by it at the Closing pursuant to this Agreement shall be subject to the fulfillment of each of the following conditions precedent:

7.1 Representations and Warranties. Each of the representations and warranties of the Sellers set forth in this Agreement shall be true, correct and complete in all material respects on the date of this Agreement and on the Closing Date, as if made at that time.

7.2 Agreements. Sellers shall have performed and complied with all agreements, undertakings, obligations and covenants which are required to be performed or complied with by them at or prior to the Closing Date.

7.3 Closing Deliveries. VDC shall have received the items to be delivered to it at Closing as described in Section 5.2, and all agreements listed in Section 5.4 shall have been executed and consummated as described in such Section.

7.4 Litigation. No notice shall have been received as to Litigation being commenced or threatened against VDC, FASI or either Seller by any governmental authority or any other person or entity with regard to this Agreement or the transactions contemplated by this Agreement.

7.5 Release of Encumbrances. Except for any securities law restrictions contained on the Shares, all Encumbrances on any of the Shares shall have been fully released.


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7.6      Satisfaction with Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated by this Agreement, and the form and substance of all legal proceedings and papers, instruments and documents used or delivered herewith or incident to this Agreement shall be reasonably satisfactory to counsel for VDC.

                                  ARTICLE VIII

                   CONDITIONS PRECEDENT TO CLOSING BY SELLERS

         Subject to waiver by Sellers, each of the agreements of Sellers to be performed by it at the Closing pursuant to this Agreement shall be subject to the fulfillment of each of the following conditions precedent:

8.1 Representations and Warranties. Each of the representations and warranties of VDC set forth in this Agreement shall be true, correct and complete in all material respects on the date hereof and on the Closing Date, as if made at that time.

8.2 Agreements. VDC shall have performed and complied with all agreements, undertakings, obligations and covenants which are required to be performed or complied with by it at or prior to the Closing Date.

8.3 Closing Deliveries. Sellers shall have received the items to be delivered to it at Closing as described in Section 5.3.

8.4 Litigation. No notice shall have been received as to Litigation being commenced or threatened against VDC or either Seller by any governmental authority or any other person or entity with regard to this Agreement or the transactions contemplated by this Agreement.

8.5 Satisfaction with Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated by it, and the form and substance of all legal proceedings and papers, instruments and documents used or delivered herewith or incident hereto shall be reasonably satisfactory to counsel for Sellers.


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                                   ARTICLE IX

                                 INDEMNIFICATION

9.1 Survival. All representations, warranties, covenants, obligations and undertakings made or contained in this Agreement shall survive the Closing and shall survive any inspection, investigation or acceptance of possession or delivery of the Shares made or done at any time by VDC but only for a period of two years after the Closing Date.

9.2 Sellers' Indemnification. Each Seller shall defend, indemnify and hold harmless VDC from and against (i) any and all obligations, costs, expenses, liabilities, claims, debts, losses or damages which are incurred by VDC resulting from any breach of any agreement or covenant made by either Seller in or pursuant to this Agreement, or breach of any representation or warranty, which representation or warranty was false or inaccurate at the time made; and (ii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable attorneys' fees) incident to the foregoing.

9.3 Maximum Aggregate Liability of the Parties. The maximum aggregate indemnification liability of each of the Sellers under Section 9.2 shall not exceed the respective part of the Purchase Price paid to each of them.

9.4      Threshold. VDC shall not be entitled to indemnification under Section
         9.2 unless the aggregate amount incurred by it for which it is indemnified exceeds $7,000 with respect to Siegel and $3,000 with respect to Sussman.

9.5 Sole Remedy. Except for the breach of Section 6.1, VDC's sole remedies for the breach of the terms of this Agreement shall be pursuant to this
         Article IX.

                                    ARTICLE X

                                  MISCELLANEOUS

10.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party to this Agreement, but no rights, obligations or liabilities under this Agreement shall be assignable by any party without the prior written consent of the other parties.

10.2 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any other person or entity other than


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         the parties to this Agreement any rights or remedies under or by reason of this Agreement.

10.3 Complete Agreement. Except as expressly set forth in this Agreement or in an instrument in writing signed by the party to be bound thereby which makes specific reference to this Agreement, this Agreement sets forth the entire understanding of the parties concerning the subject matter of this Agreement and supersedes all prior contracts, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties relating to the subject matter of this Agreement.

10.4 Expenses. Each of the parties to this Agreement shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement, and in closing and carrying out the transactions contemplated in this Agreement.

10.5 Amendment. This Agreement may be amended at any time by a writing which refers to this Agreement and is executed by VDC and Sellers.

10.6 Further Assurances. Sellers shall from time to time after the Closing upon the reasonable request of VDC , execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to transfer to and to vest in VDC all good, valid, marketable and indefeasible right, title and interest of the Sellers to the Shares, and to protect the right, title and interest of VDC in and to all of the Shares.

10.7 Taxes. Sellers shall pay all sales and use taxes and transfer taxes, if any, applicable to the transactions contemplated by this Agreement.

10.8 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally, (b) on the third business day after being deposited in the U.S. mail, certified, postage prepaid, return receipt requested, or (c) on the first business day after being sent by a nationally recognized overnight express courier service, to a party addressed as follows:

         If to Sussman:

         Robert I. Sussman
         10120 Vestal Court
         Coral Springs, Florida 33071


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         If to Siegel:

         Scott Siegel
         443 NW 115th Terrace
         Coral Springs, Florida 33071

         If to VDC:        With Copy to:

         Daniel Crotty, President   Richard F. Carlile, Esq.
         Van Dyne-Crotty, Inc.      Thompson Hine & Flory LLP
         3233 Newmark Drive         2000 Courthouse Plaza, NE
         Miamisburg, Ohio  45342    Dayton, Ohio  45401

         Any party may change the names and addresses to which such communications are to be directed by giving notice to the other party of such change in the manner provided above.

10.9 Severability. Each Article, section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking and covenant. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be limited by construction in scope and effect to the minimum extent necessary to render the same lawful and if such a limiting construction is not possible, such provision shall be deemed severed from this Agreement, but in any event every other provision of this Agreement shall remain in full force and effect.

10.10 Waivers. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other violation of, breach of or default under any other provision of this Agreement.

10.11 Exhibits. The Exhibits and Schedules attached to this Agreement and/or referred to in this Agreement are part of this Agreement for all purposes.

10.12 Captions. The captions in this Agreement are intended solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

10.13 Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Ohio, without reference to its conflicts of law provisions.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement the day and year first above written.

                                              Van Dyne-Crotty, Inc.


                                              By:_______________________________
                                                   David S. Senseman
                                                   Vice President and Chief
                                                       Financial Officer


                                              ----------------------------------
                                              Robert I. Sussman


                                              ----------------------------------
                                              Scott Siegel


                                      -15-